CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-12958, No. 333-11288, No. 333-118619 and No. 333-123666 of CDC Corporation and subsidiaries (the “Company”) on Form S-8 of our report dated June 30 2007, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123R, “Share Based Payment,” effective January 1, 2006), appearing in this Annual Report on Form 20-F of CDC Corporation and subsidiaries for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

June 30, 2007